Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Beasley Broadcast Group, Inc.

Naples, Florida

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Form 8-K filed by Beasley Broadcast Group, Inc. of our report dated February 17, 2015 relating to our audits of the financial statements which comprise of the assets acquired of WIP-AM in Philadelphia, WHFS-AM, WHFS-FM, WLLD-FM, WQYK-FM, WRBQ-FM and WYUU-FM in Tampa, Florida and WBAV-FM, WBCN-AM, WFNZ-AM, WKQC-FM, WNKS-FM, WPEG-FM and WSOC-FM in Charlotte, North Carolina (certain identified assets of CBS Radio Stations Inc. a subsidiary of CBS Corporation) as of September 30, 2014 and December 31, 2013 and the statements of Direct Revenues and Expenses for the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012, appearing in this Form 8-K/A in exhibit 99.1.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

February 17, 2015